UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

COVANTA HOLDING CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	95-6021257

(State of Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

40 Lane Road Fairfield, New Jersey	07004

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.10 par value	New York Stock Exchange
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: :
     Securities Act registration statement file number to which form relates: ____________ (if applicable).
     Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of class)

None

(Title of Class)
INFORMATION REQUIRED IN REGISTRATION STATEMENT
     At a special meeting of the Registrant’s stockholders held on November 16, 2006, the stockholders of the Registrant approved the removal of Article FIFTH from the Registrant’s Certificate of Incorporation. Article FIFTH prohibited any person from becoming a holder of 5% or more of the Registrant’s Common Stock, except under limited circumstances, and restricted the sale of Registrant’s Common Stock by any such holder of 5% or more of the Registrant’s Common Stock unless such sale (1) did not create an unreasonable risk of an ownership change under section 382 of the Internal Revenue Code and (2) was approved in advance by the Board of Directors. This Registration on Form 8-A/A amends and restates the information set forth in the Registration Statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission on September 28, 2005 in order to effect such amendment.
Item 1. Description of Registrant’s Securities to be Registered.
     The securities to be registered consist of shares of the Registrant’s Common Stock, $.10 par value per share. The Registrant is authorized to issue 260,000,000 shares of capital stock. The number of shares of common stock authorized is 250,000,000 with each share having a par value of $0.10. The Registrant also has 10,000,000 shares of authorized preferred stock.
Voting Rights
     Each holder of an outstanding share of the Registrant’s common stock is entitled to cast one vote for each share registered. Any consolidation or merger pursuant to which shares of its common stock would be converted into or exchanged for any securities or other consideration, would require the affirmative vote of a majority of the outstanding shares of the common stock holders.
Dividends
     Subject to the rights and preferences of any outstanding preferred stock, the Registrant will award dividends on common stock payable out of its funds if and when its board of directors declares them. However, the Registrant will not pay any dividend, set aside payment for dividends, or distribute on common stock unless:
•	the Registrant has paid or set apart all accrued and unpaid dividends for the preferred stock and any stock ranking on its parity; and

•	the Registrant has set apart sufficient funds for the payment of the dividends for the current dividend period with respect to the preferred stock and any of the stock ranking on its parity.
Rights in Liquidation
     Upon the Registrant’s liquidation, dissolution or winding up, all holders of the Registrant’s common stock are entitled to share ratably in any assets available for distribution to holders of its common stock, after payment of any preferential amounts due to the holders of any series of its preferred stock.
Preemptive Rights
     Shares of the Registrant’s common stock do not entitle a stockholder to any preemptive rights to purchase additional shares of its common stock.
Item 2. Exhibits.
     None

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COVANTA HOLDING CORPORATION (Registrant)
By:	/s/ Timothy J. Simpson
	Name:	Timothy J. Simpson
	Title:	Senior Vice President, General Counsel and Secretary

Date: November 17, 2006